Calculation of Filing Fee Tables
S-8
Digimarc Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001 per share	Other	1,643,908	$ 7.39	$ 12,148,480.12	0.0001381	$ 1,677.71
Total Offering Amounts:						$ 12,148,480.12		$ 1,677.71
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,677.71
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the"Securities Act"), this Registration Statement also covers any additional shares of common stock of Digimarc Corporation (the "Registrant") that may become issuable under the Inducement LTIP Unit Award Agreement as a result of any future stock splits, stock dividends or similar adjustments of the Registrant's outstanding common stock. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is estimated to be $7.39, based on the average of the high sales price ($7.68) and the low sales price ($7.09) for the Registrant's common stock as reported by the Nasdaq Stock Market on June 26, 2026. The shares being registered include (a) 1,060,000 shares of common stock, par value $0.001 per share (the "Common Stock"), that may become issuable to the Registrant's President and Chief Executive Officer in connection with the redemption of certain long-term incentive plan units in DMRC LLC pursuant to the Inducement LTIP Unit Award Agreement granted as an inducement material to the Registrant's President and Chief Executive Officer's acceptance of employment with the Registrant in accordance with the inducement grant exception under Nasdaq Rule 5635(c)(4), and (b) 583,908 shares of Common Stock issuable pursuant to the Digimarc Corporation 2018 Incentive Plan, as amended (the "Plan"), which have again become available for issuance under the Plan pursuant to the share counting, share recycling and other terms and conditions thereof.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources